A.M. CASTLE & CO.	1420 Kensington Road Suite 220 Oak Brook, IL 60523 P: (847) 455-7111 F: (847) 241-8171

For Further Information:

Scott F. Stephens
Vice President - Finance & CFO
(847) 349-2577
Email: sstephens@amcastle.com

Traded: NYSE (CAS)
Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE
TUESDAY, OCTOBER 8, 2013

A. M. CASTLE & CO. ANNOUNCES PRELIMINARY RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2013 AND ANNOUNCES DATE FOR EARNINGS RELEASE

OAK BROOK, IL, October 8th - A. M. Castle & Co. (NYSE: CAS) (“the Company”), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, today announced that it expects its third quarter 2013 financial performance to come in below second quarter 2013 adjusted results. Third quarter earnings are expected to be a net loss of approximately $0.28 to $0.32 per diluted share and EBITDA is expected to range between $4 million to $5 million. The Company anticipates that its third quarter adjusted net loss and adjusted EBITDA results will be comparable to these preliminary estimates. Please see reconciliation of non-GAAP measures in table below.

The preliminary results for the third quarter indicate lower revenue as a result of continued weakness from key end markets. Challenging industry conditions and the late cycle nature of the Company’s end markets have weighed on overall results, resulting in softer than expected third quarter revenue performance ranging between $250 million to $255 million. The Company has continued to maintain its overall gross profit margin levels, but overall softness in market selling prices was also a factor in lower sales and earnings levels for the third quarter.

“We remain focused on our commitment to continuous improvement and recognizing cost efficiencies,” said CEO, Scott Dolan. “We expect cost savings related to restructuring initiatives executed in the first half of 2013 to be in line with expectations and the cost structure to perform as anticipated. Inventory reductions and cash generation results remain intact despite lower volume levels, demonstrating the success of our cost reduction activities earlier this year. With our new Chief Commercial Officer in place, we will continue to focus on improving our commercial and sales execution, which is still in the early stages, such that our business should perform better during soft markets and be well positioned as market activity improves in the future.”

The Company will release its 2013 third quarter financial results on Tuesday, October 29, 2013. Management will also hold a conference call webcast at 11:00 a.m. ET that day to review results for the third quarter and discuss market conditions. The call can be accessed via the internet both live and as a replay. Those who would like to listen to the call may access the webcast through a link on the investor relations page of Castle’s website at http://www.amcastle.com/investors/default.aspx.

An archived version of the conference call webcast will be available for replay at the link above approximately three hours following its conclusion, and will remain available until the next earnings call. A replay of the conference call will also be available by calling (888) 843-7419 and (630) 652-3042 and citing code 8306 548#.

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About A. M. Castle & Co.
Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and plastic products and supply chain services, principally serving the producer durable equipment, oil and gas, commercial aircraft, heavy equipment, industrial goods, construction equipment, retail, marine and automotive sectors of the global economy.  Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries.  Within its metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon.  Through its wholly-owned subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics.  Together, Castle and its affiliated companies operate out of more than 50 locations throughout North America, Europe and Asia.  Its common stock is traded on the New York Stock Exchange under the ticker symbol "CAS".

Regulation G Disclosure
This release includes non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation contained in this release, provides meaningful information and therefore we use it to supplement our GAAP reporting and guidance. Management often uses this information to assess and measure the performance of our business. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliation and to assist with period-over-period comparisons of such operations.

In addition, the Company believes that the use and presentation of EBITDA, which is defined by the Company as income before provision for income taxes plus depreciation and amortization, and interest expense, less interest income, is widely used by the investment community for evaluation purposes and provides the investors, analysts and other interested parties with additional information in analyzing the Company’s operating results.

Cautionary Statement on Risks Associated with Forward Looking Statements
Information provided and statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release.  Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy.  These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “predict,” “plan,” or similar expressions.  These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions.  Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including those risk factors identified in Item 1A “Risk Factors” of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2012.  All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above.  Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Reconciliation of EBITDA to net loss:	For the Three Months Ended
(Dollars in millions)
Unaudited	September 30, 2013
	High	Low
Net loss	$(7)	$(8)
Depreciation and amortization expense	6	6
Interest expense, net	10	10
Income taxes	(4)	(4)
EBITDA	$5	$4

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